Exhibit 99.1

News Release	Chesapeake Granite Wash Trust

FOR IMMEDIATE RELEASE

MAY 10, 2012

CHESAPEAKE GRANITE WASH TRUST

ANNOUNCES DISTRIBUTION OF $0.6588 PER UNIT

AUSTIN, TEXAS, MAY 10, 2012 – Chesapeake Granite Wash Trust (NYSE: CHKR) (the “Trust”) today announced a quarterly distribution for the three-month period ended March 31, 2012 (which primarily relates to production attributable to the Trust’s royalty interests from December 1, 2011 through February 29, 2012) of $0.6588 per unit. The distribution will be paid on May 31, 2012 to unitholders of record at the close of business on May 21, 2012.

During the three-month production period ended February 29, 2012, sales volumes and realized unhedged oil prices were higher than estimated. During the same period, realized unhedged natural gas and natural gas liquids prices were lower than estimated. This resulted in a distribution per unit approximately 11% below the target distribution of $0.74 per unit as described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”). The following table provides sales volumes, realized prices and revenue attributable to the Trust’s royalty interests, expenses of the Trust and distributable income available to unitholders for the production period (dollars in thousands, except per unit):

Sales volumes
Oil (mbbl)	182
Natural gas liquids (mbbl)	315
Natural gas (mmcf)	2,921
Total oil equivalent volumes (mboe)	984

Average price received per production unit(1)
Oil	$97.03
Natural gas liquids	$36.56
Natural gas	$1.90

Distributable income calculation (in thousands except per unit income)
Revenue less production taxes(1)	$33,757
Derivative settlement loss	($2,567)
Expenses	($389)

Distributable income available to unitholders	$30,801

Distributable income per unit (46,750,000 units issued and outstanding)	$0.6588

(1)	Includes the effect of certain marketing, gathering and transportation deductions.

Due to the timing of the payment of production proceeds to the Trust, quarterly distributions will include royalties attributable to sales of oil, natural gas liquids and natural gas for three months, including the first two months of the quarter just ended and the last month of the prior quarter.

TRUSTEE CONTACT INFORMATION: Bank of New York Mellon Trust Company, N.A. Michael Ulrich 855-802-1093 michael.ulrich@bnymellon.com	CHESAPEAKE GRANITE WASH TRUST 919 Congress Avenue Suite 500 Austin, TX 78701

The Trust was formed by Chesapeake Energy Corporation (NYSE: CHK) (“Chesapeake”) in June 2011 and owns royalty interests in certain oil and natural gas properties in the Colony Granite Wash play in Washita County, Oklahoma. The Trust is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the SEC, the amount of Trust revenues and the quarterly distributions to Trust unitholders will fluctuate from quarter to quarter, depending on the timing of initial sales from the development wells drilled by Chesapeake in which the Trust receives an interest, the sales volume of oil, natural gas liquids and natural gas attributable to the Trust’s royalty interests and the prices received for such sales, amounts realized and paid under the Trust’s hedging arrangements and the amount of the Trust’s administrative expenses, among other factors.

Conference Call Information

Chesapeake will host a conference call to discuss the results on Friday, May 11, 2012 at 8:30 am EDT. The telephone number to access the conference call is 913-312-0956 or toll-free 888-737-3702. The passcode for the call is 2439151. We encourage those who would like to participate in the call to place calls between 8:20 and 8:30 am EDT.

For those unable to participate in the conference call, a replay will be available for audio playback at 2:00 pm EDT on Friday, May 11, 2012 and will run through midnight Friday, May 25, 2012. The number to access the conference call replay is 719-457-0820 or toll-free 888-203-1112. The passcode for the replay is 2439151.

The conference call will also be webcast live on the Trust’s website at www.chkgranitewashtrust.com in the “Investors” section of the website. The webcast of the conference call will be available on the Trust’s website for one year.

ABOUT CHESAPEAKE GRANITE WASH TRUST:

Chesapeake Granite Wash Trust is a Delaware statutory trust formed by Chesapeake Energy Corporation to own certain royalty interests in oil, natural gas liquids and natural gas wells in Washita County, Oklahoma producing from the Colony Granite Wash play within the broader Granite Wash formation of the Anadarko Basin. The common units do not represent interests in and are not obligations of Chesapeake Energy Corporation. The common units are listed on the New York Stock Exchange under the symbol CHKR. Further information is available at www.chkgranitewashtrust.com where Chesapeake Granite Wash Trust routinely posts announcements, updates, investor information and news releases.

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a U.S. trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from U.S. sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This release is intended to be a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) by Chesapeake Granite Wash Trust, and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold 35% of the distribution made to foreign partners.

This news release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this news release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. Although Chesapeake has advised the Trust that Chesapeake believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Chesapeake with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Neither Chesapeake nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this news release. An investment in common units issued by Chesapeake Granite Wash Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as other risks identified in the Trust’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available at the SEC’s website at www.sec.gov. The Trust does not intend, and assumes no obligations, to update any of the statements included in this news release.

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